Manning & Napier Fund, Inc. 485BPOS

Exhibit 99(e)(1)(a)

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

SCHEDULE A

February 11, 2025

The following is a restatement to the existing Schedule A of the Amended and Restated Distribution Agreement between the Manning & Napier Fund, Inc. and Manning & Napier Investor Services, Inc.:

Name of Series

Callodine Equity Income Series

Core Bond Series

Credit Series

Disciplined Value Series

Diversified Tax Exempt Series

Equity Series

High Yield Bond Series

Overseas Series

Pro-Blend Maximum Term Series

Pro-Blend Conservative Term Series

Pro-Blend Moderate Term Series

Pro-Blend Extended Term Series

Rainier International Discovery Series

Systematic High Yield Bond Series

Unconstrained Bond Series